Exhibit 23.1

Grant Thornton LLP
111 SW Columbia, Suite 800
Portland, OR 97201-5813

T 503.222.3562
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F 503.295.0148
www.GrantThornton.com

We have issued our report dated March 8, 2013, with respect to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2012 of Erickson Air-Crane Incorporated, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Portland, Oregon

June 10, 2013

Grant Thornton LLP

U.S. member firm of Grant Thornton International Ltd